UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2011

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California (Address of principal executive offices)		92660
		(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

William Lyon Homes (the “Company”) announced today in a press release significant developments in a proposed restructuring of the capital and debt structure of the Company. An ad-hoc committee representing holders of approximately 63.5% of the principal amount of the outstanding senior notes and the Company’s senior secured lender have entered into definitive agreements supporting the Company restructuring plan. In addition, the Lyon family has committed to invest an additional $25 million into the Company as part of the restructuring plan, and the Company plans to engage in a rights offering, all of which is fully backstopped by an affiliate of the Company’s noteholders, to raise $10 million in common equity and $50 million in new convertible preferred equity. If the restructuring can be completed, the Company will receive new cash proceeds of $85 million. Existing senior management, including Chief Executive Officer General William Lyon, Chief Operating Officer William H. Lyon and Executive Vice President Matthew R. Zaist, will continue to manage the Company, and the Lyons will remain on the Board of Directors, with General Lyon serving as its Chairman.

A copy of this press release is included as Exhibit 99.1 hereto.

Restructuring Support Agreements with Lender and Noteholders

In connection with the proposed restructuring of the capital and debt structure of the Company (the “Restructuring”), on November 4, 2011, the Company and its wholly-owned subsidiary, William Lyon Homes, Inc. (“California Lyon”), a California corporation, and certain other of the Company’s subsidiaries (together with the Company and California Lyon, “WLH”), entered into (1) a Restructuring Support Agreement (“Lender Support Agreement”) with the Administrative Agent and all Lenders (as defined below) under the Senior Secured Loan Agreement (the “Loan Agreement”), dated October 20, 2009, by and among William Lyon Homes, Inc., ColFin WLH Funding, LLC as administrative agent (“Administrative Agent”) and the other lenders party thereto (collectively, the “Lenders”), and (2) a Restructuring Support Agreement (the “Noteholder Support Agreement”) with certain beneficial owners (the “Consenting Noteholders”) of the 7  1/2% Senior Notes due 2014 issued by California Lyon, the 10  3/4% Senior Notes due 2013 issued by California Lyon (the “10  3/4% Notes”), and the 7  5/8% Senior Notes due 2012 issued by California Lyon (collectively, the “Notes”). The Consenting Noteholders hold approximately 63.5% of the aggregate outstanding principal amount of the Notes. Under the Lender Support Agreement and Noteholder Support Agreement, the Lenders and Consenting Noteholders have made a commitment to support the Restructuring by agreeing to support a plan of reorganization (the “Plan”) to be proposed by WLH. If the Plan is confirmed, WLH will receive new cash proceeds of $85 million, reduce the aggregate principal amount of its outstanding debt by approximately 37% and its annual cash interest expense by approximately 45% while extending its overall debt maturities. The only parties who will suffer impairment under the proposed Plan are the holders of the Notes (the “Noteholders”), the owners of the Company’s equity and the Lenders under the Loan Agreement. All other allowed creditors and claimants of WLH would suffer no impairment and would be paid in full.

Proposed Terms of the Plan

Under the proposed Plan, among other things,

•

the Loan Agreement would be amended into a new $235 million senior secured term loan facility, with a 10.25% interest rate (reduced from the current 14% interest rate on the loan), and a term expiring on the earlier of three years after completion of the Restructuring and January 1, 2015. The amended loan would be prepayable by WLH at any time without penalty or “make-whole”;

•

in exchange for the approximately $284 million of outstanding aggregate principal amount of Notes, the existing holders of Notes would receive (i) $75 million in aggregate initial principal amount of 12% (8% cash interest plus 4% payment in kind interest (“PIK”)) Senior Second Lien New Offered Securities due 2016 issued by California Lyon (the “New Notes”) and (ii) shares of new Class A Common Stock of the Company (“Class A Common Shares”) initially representing 28.5% of the capital stock of the Company on a fully-diluted basis (after giving effect to the proposed backstop fee but before giving effect to a proposed management incentive plan or the Warrants (as defined below) (the issuance of the New Notes and the Class A Common Shares in exchange for the Notes is referred to as the “Exchange”);

•

the Company would raise $60 million in cash through a private placement or rights offering of shares of new Class C Common Stock (“Class C Common Shares”) and shares of new Convertible Preferred Stock (with a preferred dividend of 4% cash and 2% PIK but the Company can PIK the entire amount) (“Preferred Shares”) convertible on a one-to-one basis into Class C Common Shares, collectively representing 51.5% of the capital stock of the Company on a fully-diluted basis (after giving effect to the proposed backstop fee but before giving effect to the proposed management incentive plan or the Warrants), (the “Rights Offering”);

•

in connection with the consummation of the Exchange and the Rights Offering, the existing equity of the Company would be cancelled, and the Company would issue to the holders of its existing equity, in exchange for a purchase price of $25 million in cash, shares of Class B Common Stock (“Class B Common Shares”), initially representing 20% of the capital stock of the Company on a fully-diluted basis (after giving effect to the proposed backstop fee but before giving effect to the proposed management incentive plan or the Warrants); the Company has entered into a commitment letter with its current equity holders in which the equity holders have committed, subject to certain terms and conditions, to purchase the Class B Shares;

•

the Company would issue to the holders of its existing equity warrants to purchase Class B Common Shares (“Warrants”) representing an additional 9.1% of the capital stock of the Company on a fully-diluted basis (after giving effect to the proposed backstop fee but before giving effect to the proposed management incentive plan), at a strike price based on a $325 million equity value of the Company.

The Plan contemplates that the Company will adopt a management incentive plan which would, subject to certain terms and conditions, provide for the issuance of up to 8% of the equity of the Company to key executives of the Company in the form of restricted stock and stock options, with 4% of such equity to be issued upon the completion of the Restructuring.

In connection with the proposed Plan, the Company has entered into a commitment letter with an affiliate of one of the Company’s Noteholders (the “Backstop Party”) pursuant to which the Backstop Party has committed, subject to certain conditions, to purchase any securities offered in the Rights Offering that are not otherwise purchased. In consideration for the backstop commitment, and subject to the terms and conditions set forth in the commitment letter, the Company has agreed to pay the Backstop Party a backstop fee equal to either (i) Class C Common Shares of the Company representing 2% of the capital stock of the Company (without giving effect to the proposed management incentive plan) if the Backstop Party purchases the Class C Common Shares pursuant to the commitment letter or (ii) if the Rights Offering does not occur under certain limited circumstances, a cash payment of $2.5 million.

After giving effect to the issuance of the Warrants and the issuance of the backstop fee, but before giving effect to the proposed management incentive plan, the Class A Common Shares would represent 25.9% of the capital stock of the Company, the Class B Common Shares would represent 27.3% of the capital stock of the Company, and the Class C Common Shares (assuming full conversion of the Preferred Shares and the payment of the proposed backstop fee to the extent paid in the form of Class C Common Shares) would represent 46.8% of the capital stock of the Company.

While the Plan is pending approval through a court-supervised reorganization process, the Company plans to operate its business in its current form. The only parties suffering impairment under the Plan are the Noteholders, the owners of the Company’s equity and the Lenders under the Loan Agreement. All other allowed creditors and claimants of WLH would suffer no impairment and would be paid in full. The Company has non-binding termsheets to obtain up to $50 million in interim financing to provide liquidity while the Plan is under court review and is in the process of finalizing the terms of that financing.

The new securities to be issued pursuant to the Plan have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, any such new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This report does not constitute a solicitation of consents or votes to accept any Plan, an offer to purchase any securities or a solicitation of an offer to sell any securities. Any solicitation or offer will be made pursuant to a disclosure statement and applicable law.

Restructuring Support Agreement with Consenting Noteholders

Under the Noteholder Support Agreement, each Consenting Noteholder has agreed to support the Restructuring process by agreeing to (i) vote all claims arising under, or relating to, the Notes owned by such Consenting Noteholder in favor of the Plan; (ii) to timely return a duly executed ballot distributed with the disclosure statement to be prepared in connection with the Plan (the “Disclosure Statement”); (iii) refrain from (a) electing on its ballot to preserve any claims that may be affected by any releases provided for under the Plan (to the extent such election is available); (b) withdrawing or revoking its tender, consent or vote with respect to the Plan except in certain limited circumstances; (c) objecting to the approval of the Disclosure Statement or the consummation of the Restructuring pursuant to the Plan, or any efforts to obtain acceptance of, to confirm, implement or consummate the Plan, (d) initiating any legal proceedings that are inconsistent with, or that would delay or frustrate, the approval, confirmation or consummation of the Restructuring pursuant to the Plan, (e) accelerating, or voting or instructing any person to vote or take any other action to accelerate, the maturity of the Notes based on California Lyon’s failure to make the interest payment on its 10  3/4% Notes or any failure by the Parent to file or deliver the reports required by Section 4.02 of the indentures governing the Notes (the “Indentures”), or enforcing any rights or remedies against California Lyon in connection with the foregoing, (f) voting for, consenting to, participating in the formulation of, or supporting any restructuring or settlement of WLH’s claims or equity interests with the sole exception of the Plan, and (g) soliciting, directing or encouraging any person to undertake any of the foregoing actions; (iii) until the date on which the Noteholder Support Agreement is terminated, waive its right to exercise any remedy in connection with any default that may occur under the Notes or the Indentures by reason of any failure of WLH to comply with Section 4.13 of the Indentures, which provides for the execution of additional guarantees by certain new subsidiaries formed by California Lyon, as such provision relates to requiring guarantees and related documents from Lyon Mayfield, Inc. or Lyon Mayfield, LLC, both of which are subsidiaries directly and indirectly owned, respectively, by California Lyon; and (iv) take any other actions deemed reasonably appropriate in support of the Plan.

Subject to their fiduciary duties, the Company and California Lyon have agreed under the Noteholder Support Agreement to support and use reasonable best efforts to complete the Restructuring and all transactions contemplated under the Plan, and to take no actions inconsistent with the Noteholder Support Agreement, or the confirmation and consummation of the Plan.

The Noteholder Support Agreement may be terminated by the Consenting Noteholders upon several events, including the failure of WLH to meet certain time deadlines relating to the confirmation and consummation of the proposed Plan, the termination of the Lender Support Agreement (defined below) or the occurrence of a material adverse change as defined in the Lender Support Agreement. In addition, upon the filing of a plan that is not substantially consistent with the proposed Plan and not otherwise reasonably acceptable to any Consenting Noteholder, such Consenting Noteholder may, in its individual capacity, terminate its obligations under the Noteholder Support Agreement upon 3 business days’ prior notice to the Company, California Lyon and the other Consenting Noteholders. The termination by any single Consenting Noteholder will not amend, change, modify or affect the obligations of any other Consenting Noteholder, the Company or California Lyon thereunder.

The Noteholder Support Agreement may also be terminated by WLH with 3 business days’ prior written notice if the Noteholders voting to support the Plan hold less than 66  2/3% in principal amount of the Notes or upon the issuance by any governmental authority of any ruling or order enjoining the consummation of a material portion of the Restructuring pursuant to the Plan. The Consenting Holders own approximately 63.5% of the aggregate outstanding principal amount of the Notes.

California Lyon has approximately $138.7 million of 10  3/4% Notes outstanding (net of original issue discount). A semi-annual interest payment on the Notes of $7,486,192.50 was due on October 1, 2011. Because amounts owing under the Notes are being addressed as part of the Plan, California Lyon did not make that interest payment as scheduled. As a result, the trustee for the 10  3/4% Notes (or holders of at least 25% of the outstanding principal amount of the 10  3/4% Notes) is permitted under the terms of the indenture governing the 10  3/4% Notes to accelerate California Lyon’s obligation to repay the 10  3/4% Notes by providing written notice of acceleration to California Lyon (which would also constitute an event of default under the terms of the indentures governing California Lyon’s other Notes). Pursuant to the Noteholder Support Agreement, holders of approximately 65.5% of the outstanding principal amount of the 10  3/4% Notes have agreed, subject to certain terms and conditions, not to provide a written notice of acceleration and assert any remedies due to the failure to pay interest.

Restructuring Support Agreement with Lenders

Under the original Loan Agreement, WLH was required to maintain a Tangible Net Worth (as defined therein) of at least $75 million as of the end of each fiscal quarter (the “Net Worth Covenant”). On March 18, 2011 the Lenders and WLH amended the term loan under the Loan Agreement (“Term Loan”) to provide that, from December 31, 2010 to, but excluding, December 31, 2011, a default would be triggered only if WLH fails to maintain the required level of tangible net worth for two consecutive fiscal quarters. On April 21, 2011, the Lenders agreed to provide WLH with a temporary waiver of the default of the amended Net Worth Covenant and certain other potential defaults until 5:00 p.m. Pacific Time on July 19, 2011. The Lenders extended the temporary waiver on July 19, 2011 until September 16, 2011, which waiver was further extended by the Lenders on September 16, 2011 until October 7, 2011 and then further extended on October 7, 2011 until October 27, 2011 to provide additional time to WLH for ongoing restructuring discussions.

As of October 27, 2011, WLH continued to fail to meet the requirements of the amended Net Worth Covenant. In addition, as noted above, California Lyon failed to make a required interest payment on the 10  3/4% Notes within the applicable grace period. Accordingly, California Lyon is in default under the Term Loan and as such, the Lenders have the right to exercise, upon written notice, any and all remedies available to them in connection with these defaults under the Term Loan.

WLH has been in negotiations related to the Restructuring with the Administrative Agent and the Lenders and has entered into the Lender Support Agreement with the Administrative Agent and the Lenders. Under the Lender Support Agreement, each of the Lenders and the Administrative Agent has agreed to support the Restructuring process by agreeing to (i) vote all claims arising under, or relating to, the Loan Agreement in favor of the Plan; (ii) timely return a duly executed ballot distributed with the Disclosure Statement; (iii) refrain from (a) electing on its ballot to preserve any claims that may be affected by any releases provided for under the Plan (to the extent such election is available); (b) withdrawing or revoking its tender, consent or vote with respect to the Plan except in certain circumstances; (c) objecting to the approval of the Disclosure Statement or the consummation of the Restructuring pursuant to the Plan, or any efforts to obtain acceptance of, to confirm, implement or consummate the Plan, (d) seeking or supporting any restructuring or settlement of WLH’s claims or equity interests with the sole exception of the Plan, and (e) soliciting, directing or encouraging any person to undertake any of the foregoing actions.

Subject to their fiduciary duties, the Company and California Lyon have agreed under the Lender Support Agreement to support and use reasonable best efforts to complete the Restructuring and all transactions contemplated under the Plan, and to take no actions inconsistent with the Lender Support Agreement or the confirmation and consummation of the Plan.

The Lender Support Agreement may be terminated by the Lenders or the Administrative Agent upon several events, including (i) the failure of WLH to meet certain time deadlines relating to the confirmation and consummation of the proposed Plan; (ii) the amendment or modification of the Plan or the Disclosure Statement in a manner not acceptable to the Administrative Agent; (ii) the occurrence of a termination event under the Noteholder Support Agreement, except if such termination event is permanently waived; (iii) the entrance by WLH into financing agreements, a cash collateral use agreement or exit financing that is not in form and substance acceptable to the Administrative Agent or the Lenders; and (iv) the occurrence of a material adverse change with respect to WLH or its business.

Item 7.01 Regulation FD Disclosure.

Projections Provided to Consenting Noteholders

The Company does not, as a matter of course, publicly disclose forecasts as to future financial performance, earnings or other results and is especially cautious of making forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions leading up to the execution of the Noteholder Support Agreement, the Company provided the advisors to the Consenting Noteholders certain non-public forecasts, as described in more detail below, that were prepared by management of the Company and not for public disclosure. The Company is informed that the forecasts were provided by such advisors to the Consenting Noteholders. The illustrative financial projections are included as Exhibit 99.2 hereto. The information included in Exhibit 99.2 is deemed to be furnished, not filed, pursuant to the instructions to Form 8-K.

The illustrative financial projections presented below have been prepared by, and are the responsibility of, the Company’s management.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained in this Current Report on Form 8-K are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined in the Act. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company, economic and market factors and the homebuilding industry.

Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the outcome of any court proceedings, including whether or not the proposed Plan is ultimately approved by a court and the final terms thereof; the potential adverse impact of any court proceedings on the Company’s business, financial condition or results of operations; the Company’s ability to obtain court approval with respect to motions in the court proceedings prosecuted from time to time and to develop, prosecute and confirm and consummate any plan of reorganization with respect to the proceedings and to consummate all of the transactions contemplated by any such plan of reorganization or upon which consummation of such plan may be conditioned; the occurrence of any event, change or other circumstance that could give rise to the termination of the support agreements that the Company has entered into with certain of its creditors; the Company’s ability to successfully implement its core market strategy; worsening in general economic conditions either nationally or in regions in which the Company operates; worsening in the markets for residential housing or further decline in real estate values resulting in further impairment of the company’s real estate assets; volatility in the banking industry and credit markets; terrorism or other hostilities involving the United States; whether an ownership change occurred which could, under certain circumstances, have resulted in the limitation of the Company’s ability to offset prior years’ taxable income with net operating losses; changes in home mortgage interest rates; changes in generally accepted accounting principles or interpretations of those principles; changes in prices of homebuilding materials; labor shortages; adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements; changes in governmental laws and regulations; anticipated tax refunds; the timing of receipt of regulatory approvals; and the opening of projects and the availability and cost of land for future growth.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated November 4, 2011

99.2	Certain Illustrative Financial Projections

The information included in Exhibit 99.2 is deemed to be furnished, not filed, pursuant to the instructions to Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES

Dated November 4, 2011

	By:	/s/ Matthew R. Zaist
Matthew R. Zaist Executive Vice President

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued on November 4, 2011

99.2	Certain Illustrative Financial Projections